AMENDED
                              -------

                   NON-NEGOTIABLE PROMISSORY NOTE
                   ------------------------------


$1,559,827                                       New York, New York
                                                  December 31, 1993



          FOR VALUE RECEIVED, IRIK P. SEVIN (the "Debtor"), residing at 4 East 72nd Street, New York, New York hereby promises to pay to PETROLEUM HEAT AND POWER CO., INC., a Minnesota corporation (the "Payee"), at its offices located at 2187 Atlantic Street, Stamford, Connecticut 06904 or at such other place as the Payee may from time to time designate, the principal sum of One Million Five Hundred Fifty-Nine Thousand Eight Hundred Twenty-Seven ($1,559,827) lawful money of the United States on December 31, 1994 and to pay interest in like money at said office or such other place as the Payee may from time to time designate from the date hereof on the unpaid principal balance at the average of the LIBOR rate in effect for each month during the 12 months preceding the interest payment date plus .75% per annum, payable annually on December 31 of each year until the principal has been paid in full. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of New York.

          LIBOR shall mean with respect to each month the "one month" quoted rate per annum (as published on the first business day of each month by the Wall Street Journal), at which United States dollar deposits are offered to leading banks in the interbank Eurodollar market two working days prior to the first day of such month for delivery on the first day of such month, for the number of days in such month. "Working Day" means any day on which dealings in foreign currencies and exchanges between banks may be carried on in London and New York.

          The Debtor hereby waives diligence, demand, presentment, protest and notice of any kind. None of the Payee's rights or remedies shall be waived or diminished by any failure or delay in the exercise thereon and all rights and remedies shall be cumulative and may be exercised in whatever manner and order payee chooses.

          This Note may be prepaid in whole or in part from time to time without penalty or premium; provided, that interest at the rate provided herein shall be paid on all amounts so prepaid to the date of prepayment.

          This Note is an amendment to, and a restatement of, a note dated December 31, 1992 in the principal amount of $1,499,378.

The principal amount has been increased by $60,449 to capitalize interest due from January 1, 1993 through December 31, 1993.

          This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the party to be charged.



                              __________________________
                              Irik P. Sevin